Exhibit 10.4

COMPANY SHAREHOLDER SUPPORT AGREEMENT

This COMPANY SHAREHOLDER SUPPORT AGREEMENT, dated as of November 8, 2022 (this “Support Agreement”), is entered into by the shareholders listed on Exhibit A hereto (each a “Shareholder” and collectively, the “Shareholders”), Conduit Pharmaceuticals Limited, a Cayman Islands exempted company (the “Company”), and Murphy Canyon Acquisition Corp., a Delaware corporation (“Murphy”). Capitalized terms used but not defined in this Support Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Murphy and the Company are parties to that certain Agreement and Plan of Merger Agreement, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Merger Agreement”) which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) Murphy will incorporate Conduit Merger Sub, Inc., a Cayman Islands exempted company, as its wholly owned subsidiary (“Merger Sub”), and (b) Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation following the Merger;

WHEREAS, as of the date hereof, each Shareholder owns the number of the Company’s ordinary shares set forth after its name on Exhibit A (all such shares, or any successor or additional ordinary shares of which ownership of record or the power to vote is hereafter acquired by the Shareholders prior to the termination of this Support Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce Murphy to enter into the Merger Agreement, the Shareholders are executing and delivering this Support Agreement to Murphy subject to the approval from the shareholders of Murphy.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (whichever earlier, the “Expiration Time”), each Shareholder, severally and not jointly, in its capacity as a shareholder of the Company, irrevocably agrees that, at any meeting of the Company’s shareholders related to the transactions contemplated by the Merger Agreement (whether annual or special, and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) (the “Transactions”) and/or in connection with any written consent of the Company’s shareholders related to the Transactions (all meetings or consents related to the Merger Agreement, collectively referred to herein as the “Meeting”), the Shareholder shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause its Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shares in favor of the Merger Agreement and the transactions contemplated thereby;

c.	authorize and approve any amendment to the Company’s Organizational Documents that is deemed necessary or advisable by the Company for purposes of effecting the Transactions; and

d.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shares against any other action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Shareholder contained in this Support Agreement.

2. Restrictions on Transfer. Until the Expiration Time, each Shareholder agrees that it shall not sell, assign or otherwise transfer any of its Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Support Agreement in a form reasonably acceptable to Murphy. The directors of the Company shall not register any sale, assignment or transfer of any Shares on the Company’s register of members (book entry or otherwise) that is not in compliance with this Section 2.

3. New Securities. During the period commencing on the date hereof and ending on the Expiration Time, in the event that, (a) any Company Ordinary Shares or other equity securities of Company are issued to the Shareholders after the date of this Support Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of Company securities owned by the Shareholders, (b) any Shareholder purchases or otherwise acquires beneficial ownership of any Company Ordinary Shares or other equity securities of Company after the date of this Support Agreement, or (c) the Shareholder acquires the right to vote or share in the voting of any Company Ordinary Shares or other equity securities of Company after the date of this Support Agreement (such Company Ordinary Shares or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by the Shareholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted Shares as of the date hereof.

4. No Challenge. Each of the Shareholders agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Murphy, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Support Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

5. Waiver; Approval of Merger Agreement. Each of the Shareholders hereby irrevocably and unconditionally (i) waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that the Shareholders may have under applicable law, (ii) waives its right to any payments upon liquidation of the Company that may be provided for in the Company’s Organizational Documents, (iii) waives any subscription rights, preemptive rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that such Shareholder may have under applicable law and/or pursuant to contract, including, but not limited to, that certain SGS Subscription Agreement, dated as of January 1, 2019, by and between the Company and Corvus Capital Limited and that certain Loan Facility Agreement, dated as of January 1, 2019, by and between the Company and Corvus Capital Limited, and (iv) approves, in its capacity as a shareholder of the Company, the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger.

6. Consent to Disclosure. Each of the Shareholders hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by any Murphy Party or the Company to any Governmental Authority or to securityholders of any Murphy Party) of such Shareholder’s identity and beneficial ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Support Agreement and, if deemed appropriate by Murphy or the Company, a copy of this Support Agreement. Each of the Shareholders will promptly provide any information reasonably requested by Murphy or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

7. Shareholder Representations: Each of the Shareholders represents and warrants, severally and not jointly, to Murphy and the Company, as of the date hereof, that:

a.	such Shareholder is duly incorporated, organized, validly existing and in good standing (as applicable) under the Laws of the jurisdiction of its formation or incorporation (as applicable), and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within such Shareholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of such Shareholder;

b.	this Support Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

c.	the execution and delivery of this Support Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Shareholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Support Agreement;

d.	there are no Proceedings pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Support Agreement;

e.	no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by such Shareholder or, to the knowledge of such Shareholder, by the Company;

f.	such Shareholder has not entered into, and shall not enter into, any agreement that would prevent it from performing any of its obligations under this Support Agreement;

g.	such Shareholder has good title to its Shares, free and clear of any Liens other than Permitted Liens, and such Shareholder has the sole power to vote or cause to be voted its Shares; and

h.	the Shares listed opposite such Shareholder’s name on Exhibit A are the only outstanding shares of the Company owned of record or beneficially owned by such Shareholder as of the date hereof, and none of its Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of Shares that is inconsistent with such Shareholder’s obligations pursuant to this Support Agreement.

8. Damages; Remedies. The Shareholders hereby agrees and acknowledges that (a) Murphy and the Company would be irreparably injured in the event of a breach by such Shareholder of its obligations under this Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

9. Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

10. Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Shareholders, Murphy and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

11. Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12. Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13. Governing Law; Jurisdiction; Jury Trial Waiver. Sections 11.6 through 11.10 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Support Agreement.

14. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Merger Agreement to the applicable party, with respect to the Company and Murphy, at the address set forth in Section 11.1 of the Merger Agreement, and, with respect to the Shareholders, at its address set forth on Exhibit A.

15. Termination. This Support Agreement shall terminate on the earlier of the Closing or the termination of the Merger Agreement. No such termination shall relieve any Shareholders, Murphy or the Company from any liability resulting from a breach of this Support Agreement occurring prior to such termination.

16. Adjustment for Share Split. If, and as often as, there are any changes in the Shares by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shareholders, Murphy and the Company and the Shareholder shares as so changed.

17. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

18. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court within the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

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SHAREHOLDER SUPPORT AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

CONDUIT PHARMACEUTICALS LIMITED

By:	/s/ Dr. Andrew Regan
Name:	Dr. Andrew Regan
Title:	Director

MURPHY CANYON ACQUISITION CORP.

By:	/s/ Jack K. Heilbron
Name:	Jack K. Heilbron
Title:	CEO
SHAREHOLDER:

By:
Name:
Title

Exhibit A

Shareholders

Shareholder	Number of Shares	Address for Notices
1. Corvus Capital Limited	1,000	Willow House, Cricket Square Grand Cayman, Cayman Islands KY1-9010 Attention: Andrew Regan

2. St. George Street Capital Limited	225	2a/2b Thrales End Business Centre Thrales End Lane Harpenden, AL5 3NS England Attention: CEO

3. Algo Holdings, Inc.	445	100 W. Cypress Creek Road Ste. 640 Ft. Lauderdale, FL 33309 United States Attention: CEO